Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2003 relating to the financial statements, which appear in Red Hat, Inc.’s Annual Report on Form 10-K for the year ended February 28, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina

July 7, 2003